EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contact: Robert S. Schneider

U.S.I. Holdings Corporation 914-749-8502 rschneider@usi.biz

U.S.I. Holdings Corporation Reports Second Quarter Results

Highlights:

For the quarter ended June 30, 2004 as compared to the same quarter in the prior year:

•	Consolidated revenues increased 16.4%

•	Consolidated organic revenue declined 0.7%

•	Contingent commissions were down $2.9 million, or 58.2%, principally due to timing

•	Excluding contingent commissions, commissions, fees and other income were up $2.3 million, or 2.8%

•	Income from continuing operations before income tax expense increased 37.4%

•	Closed two acquisitions expected to add a total of $50 million in annualized revenues and a third in July expected to add $10 million in annualized revenues

•	Completed successful follow-on public offering of common stock - $106 million secondary and $59 million primary

Briarcliff Manor, NY, July 29, 2004 – U.S.I. Holdings Corporation (“USI”), (NASDAQ:USIH): USI today reported financial results for the second quarter ended June 30, 2004.

Revenues for the quarter increased $14.1 million, or 16.4%, to $100.4 million from $86.3 million last year. The revenue increase reflects the impact of acquisitions of $14.7 million, offset by a decline in organic growth of $0.6 million. Consolidated organic revenue declined 0.7% (which excludes the net impact of businesses acquired and/or divested) for the quarter, due to a $3.5 million decrease in contingent commissions and other income, principally due to a timing difference caused by the early receipt of some contingent commissions in the first quarter of 2004.

Revenues for the first six months increased $24.4 million, or 14.4%, to $193.2 million from $168.8 million last year. The revenue increase reflects the impact of acquisitions and organic growth. Consolidated organic revenue growth was 1.6% for the first six months of 2004, reflecting organic revenue growth of $6.4 million, or 4.4%, in our Insurance Brokerage segment’s commissions and fees, partially offset by an organic decrease in contingent commissions and a $3.1 million, or 38.2%, decrease in Specialized Benefits segment revenues due to prior year life insurance transactions which resulted in $4.2 million of revenues in 2003.

The income tax provision for the quarter was $4.1 million compared to a benefit of $0.5 million last year. The income tax provision for the first six months of 2004 was $7.9 million compared to $0.1 million last year. The increase for both periods is due to the fact that USI realized the benefits of its net operating loss carry-forward in 2003. Income from continuing operations for the quarter ($0.12 on a basic and diluted basis) and six month period ($0.23 and $0.22 on a basic and diluted basis, respectively) ended June 30, 2004 was lower than it was in the comparable periods in 2003, principally due to the impact of the federal income tax provision recorded in 2004.

Income from continuing operations before income tax expense for the quarter increased $2.7 million, or 37.4%, to $9.9 million from $7.2 million in the second quarter of 2003. The increase is due primarily to acquisitions and lower interest expense. Income from continuing operations before income tax expense for the first six months increased $6.1 million, or 47.8%, to $18.8 million from $12.7 million last year due primarily to the reasons noted above.

EBITDA margin (EBITDA as a percentage of revenues) for the quarter was 20.0%, compared to 21.2% recorded in the second quarter of 2003. For the first six months, EBITDA margin was 19.9% compared to 20.5% recorded in the first six months last year. The decline for the quarter is primarily due to a $3.2 million decrease in contingent commissions and other income. The decline for the six months is primarily due to the higher profit on life insurance revenues last year and by the lower growth in contingent commissions as a percent of total revenues.

At June 30, 2004, USI had cash and cash equivalents on hand of $16.0 million, a decrease of $30.1 million from December 31, 2003. The decrease was due primarily to cash used for acquisitions of over $50.0 million, offset by cash generated from operations. Based on USI’s current cash position and projected cash flows from operations, its $24.2 million of availability under the revolving credit facility at June 30, 2004 and available net proceeds of $55.5 million upon the settlement of its forward stock sale agreements, USI believes it has sufficient liquidity to fund its working capital requirements, projected capital expenditures, debt payments and to execute on its acquisition strategy on an ongoing basis.

In April 2004, USI completed a follow-on public offering of 11,229,578 shares of its common stock at a public offering price of $14.72 per common share. Of those shares, 4,025,000 shares were sold by USI via forward sale agreements and 7,204,578 shares were sold by various selling shareholders. USI expects to receive net proceeds of $55.5 million upon settlement of the forward sale agreements, which will occur within the next nine months. USI expects to use the net proceeds from its sale of common shares for working capital and general corporate purposes, including acquisitions.

On April 1, 2004, USI acquired Bertholon-Rowland Corporation (“BR”) of New York, NY. Founded in 1944, BR was one of the first brokers to develop insurance programs for professional associations on behalf of their members. The addition of BR to USI’s existing Affinity Group creates one of the largest distributors of lawyers’ professional liability insurance in the U.S.

On May 1, 2004, USI acquired Los Angeles, CA-headquartered Dodge, Warren & Peters Insurance Services, Inc. (“DWP”). The combination of DWP with USI’s existing Southern California operation creates one of the largest middle market brokers in the region.

On July 1, 2004, USI acquired Matawan, NJ-based Future Planning Associates, Inc. (“FPA”). FPA is an employee benefit-consulting firm that designs, markets and administers voluntary insurance programs via payroll deduction for some of the largest employee groups in the United States. The combination of USI’s existing Specialized Benefits segment with FPA’s voluntary benefit business will create one of the largest single producers of voluntary benefits in the insurance brokerage industry.

“We are pleased with the strong revenue growth, operating earnings growth and acquisition success that we experienced in the second quarter” said David L. Eslick, Chairman, President and CEO. Mr. Eslick added, “other than timing in contingent income, we continued to experience positive traction in organic revenue growth and margin expansion, which represent the true run rate results of our operations. Additionally, we have closed over $60 million of annualized acquired revenue, but more importantly, these acquisitions have increased our production and management capabilities. We welcome these fine firms and their associates to the USI family. These investments and our operational focus position USI for positive momentum throughout the balance of 2004.”

USI will hold a conference call and audio webcast to review the results at 9:00 AM (EDT) on Friday July 30, 2004. To access the audio webcast, please visit USI’s website at www.usi.biz on Friday July 30, 2004, and follow the link. To access the conference call, dial toll free (888) 428-4480 or (612) 332-0226 for international callers, five minutes before the teleconference. A replay of the conference call will be available on the Investor Relations section of the USI website (www.usi.biz).

This press release contains certain statements relating to future results which are forward-looking statements within the meaning of that term as found in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are not historical facts, but instead represent USI’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside of USI’s control. It is possible that USI’s actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements. Further information concerning USI and its business, including factors that potentially could materially affect USI’s financial results, are contained in USI’s filings with the Securities and Exchange Commission. Some factors include: USI’s ability to grow revenues organically and expand its margins; successful acquisition integration; errors and omissions claims; future regulatory actions; USI’s ability to attract and retain key sales and management professionals; USI’s level of indebtedness and debt service requirements; downward commercial property and casualty premium pressures; the competitive environment; and general economic conditions around the country. USI’s ability to grow has been enhanced through acquisitions, which may or may not be available on acceptable terms in the future and which, if consummated, may or may not be advantageous to USI. All forward-looking statements included in this press release are made only as of the date of this press release, and USI does not undertake any obligation to publicly update or correct any forward-looking statements to reflect events or circumstances that subsequently occur or of which USI hereafter becomes aware.

This press release includes supplemental financial information which contains references to non-GAAP financial measures as defined in Regulation G of SEC rules. Consistent with Regulation G, a reconciliation of this financial information to accounting principles generally accepted in the United States (GAAP) information follows. USI presents such non-GAAP supplemental financial information because such information is of interest to the investment community owing to the fact that it provides additional meaningful methods of evaluating certain aspects of USI’s operating performance from period to period on a basis that may not be otherwise apparent on a GAAP basis. This supplemental financial information should be viewed in addition to, not in lieu of, USI’s consolidated statements of operations for the three and six months ended June 30, 2004 and 2003.

About U.S.I. Holdings Corporation

Founded in 1994, USI is a leading distributor of insurance and financial products and services to businesses throughout the United States. USI is headquartered in Briarcliff Manor, NY, and operates out of 67 offices in 19 states. Additional information about USI, including instructions for the quarterly conference call, may be found at www.usi.biz.

U.S.I. Holdings Corporation and Subsidiaries

Consolidated Statements of Operations

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
	(Amounts in Thousands, Except Per Share Data)
Revenues:
Commissions and fees	$100,066	$85,647	$192,530	$167,693
Investment income	286	600	647	1,113

Total Revenues	100,352	86,247	193,177	168,806

Expenses:
Compensation and employee benefits	56,861	49,373	112,258	98,110
Other operating expenses	23,371	18,577	42,401	36,063
Amortization of intangible assets	6,087	5,506	11,521	10,670
Depreciation	2,168	2,498	4,269	5,065
Interest	1,995	3,112	3,957	6,200

Total Expenses	90,482	79,066	174,406	156,108

Income from continuing operations before income tax expense	9,870	7,181	18,771	12,698
Income tax expense (benefit)	4,110	(465)	7,884	87

Income From Continuing Operations	5,760	7,646	10,887	12,611
Loss from discontinued operations, net	—	(98)	—	(93)

Net Income	$5,760	$7,548	$10,887	$12,518

Per Share Data - Basic and Diluted:
Basic:
Income from continuing operations	$0.12	$0.17	$0.23	$0.28
Income from discontinued operations, net	—	—	—	—

Net Income Per Common Share	$0.12	$0.17	$0.23	$0.28

Diluted:
Income from continuing operations	$0.12	$0.17	$0.22	$0.28
Income from discontinued operations, net	—	—	—	—

Net Income Per Common Share	$0.12	$0.17	$0.22	$0.28

Weighted-Average Number of Shares Outstanding:
Basic	48,321	45,130	47,554	44,900
Diluted	49,517	45,444	48,617	45,111

U.S.I. Holdings Corporation and Subsidiaries

Consolidated Balance Sheets

	June 30, 2004	December 31, 2003
	(Amounts in Thousands, Except Per Share Data)
Assets
Current assets:
Cash and cash equivalents	$16,012	$46,137
Fiduciary funds—restricted	80,292	77,023
Premiums and commissions receivable, net of allowance for bad debts and cancellations of $4,228 and $3,355, respectively	175,748	175,088
Other	19,480	15,059
Deferred tax asset	8,014	13,425
Current assets held for discontinued operations	—	288

Total current assets	299,546	327,020

Goodwill	289,176	225,237

Other intangible assets	273,732	243,638
Accumulated amortization	(160,489)	(149,961)

Other intangible assets, net	113,243	93,677

Property and equipment, net	22,285	20,680
Other assets	4,459	3,433

Total Assets	$728,709	$670,047

Liabilities and Stockholders’ Equity
Current liabilities:
Premiums payable to insurance companies	$190,865	$186,413
Accrued expenses	39,569	43,751
Current portion of long-term debt	23,025	18,725
Other	16,533	7,568

Total current liabilities	269,992	256,457

Long-term debt	138,503	141,296
Deferred tax liability	11,669	8,248
Other liabilities	7,605	1,184

Total Liabilities	427,769	407,185

Commitments and contingencies

Stockholders’ equity:
Preferred stock—voting—par $.01, 87,000 shares authorized; no shares issued and outstanding	—	—
Common stock—voting—par $.01, 300,000 shares authorized; 48,907 and 46,681 shares issued, respectively	489	467
Common stock—non-voting—par $.01, 10,000 shares authorized; no shares issued and outstanding	—	—
Additional paid-in capital	554,147	524,573
Accumulated deficit	(251,291)	(262,178)
Less treasury stock at cost, 159 and -0- shares, respectively	(2,405)	—

Total Stockholders’ Equity	300,940	262,862

Total Liabilities and Stockholders’ Equity	$728,709	$670,047

U.S.I. Holdings Corporation and Subsidiaries

Calculation of EBITDA and Income from Continuing Operations plus Amortization of Intangible Assets

	For the Three Months Ended June 30,				For the Six Months Ended June 30,
	2004		2003		2004		2003
	(Dollars in Thousands)
Revenues	$100,352		$86,247		$193,177		$168,806

Compensation and employee benefits	56,722		49,373		112,119		98,110
Other operating expenses	23,296		18,577		42,326		36,063
Equity grants	214		—		214		—

EBITDA (a)	20,120	20.0%	18,297	21.2%	38,518	19.9%	34,633	20.5%

Amortization of intangible assets	6,087		5,506		11,521		10,670
Depreciation	2,168		2,498		4,269		5,065
Interest	1,995		3,112		3,957		6,200

Income from continuing operations before income tax expense	9,870	9.8%	7,181	8.3%	18,771	9.7%	12,698	7.5%
Income tax expense (benefit)	4,110		(465)		7,884		87

Income from continuing operations in accordance with GAAP	5,760		7,646		10,887		12,611
Addback: Amortization of intangible assets	6,087		5,506		11,521		10,670

Income from continuing operations plus amortization of intangible assets (b)	$11,847		$13,152		$22,408		$23,281

(a)	USI defines EBITDA as Income from continuing operations plus interest expense, income tax expense, depreciation expense and amortization expense. USI presents EBITDA because it is a relevant and useful indicator of operating profitability. EBITDA is relevant owing to USI’s leveraged approach to its capital structure and resulting significant amount of interest expense, and USI’s accounting for all acquisitions using the purchase method of accounting and resulting significant amount of amortization of intangible assets. EBITDA margin (EBITDA as a percentage of revenues) is presented because it is a relevant and useful indicator of operating efficiency. USI uses EBITDA and EBITDA margin in budgeting, evaluating operating company performance and in operating company incentive plans. These financial measures should not be considered as an alternative to other financial measures determined in accordance with GAAP.
(b)	USI presents Income from continuing operations plus amortization of intangible assets because it is a relevant and useful indicator of its ability to generate cash earnings. Income from continuing operations plus amortization of intangible assets is relevant owing to the significant amount of amortization of intangible assets resulting from accounting for all acquisitions using the purchase method of accounting. Additionally, USI believes that investors in its stock use Income from continuing operations plus amortization of intangible assets to compare USI with its peers and for valuation purposes. This financial measure should not be considered as an alternative to other financial measures determined in accordance with GAAP.

U.S.I. Holdings Corporation and Subsidiaries

Calculation of Revenue Growth, excluding Net Acquired Businesses (Organic Growth/Decline)

	For the Three Months Ended June 30,
	Revenues		Change		Adjustment for Net Acquired Businesses	Organic Growth/ Decline
	2004	2003	Amount	Percent
	(Dollars in Thousands)
Consolidated
Commissions and Fees	$97,339	$80,080	$17,259	21.6%	$(14,438)	3.5%
Contingents and Overrides	2,313	5,040	(2,727)	-54.1%	(204)	-58.2%
Other Income	700	1,127	(427)	-37.9%	(101)	-46.9%

Total Revenues	$100,352	$86,247	$14,105	16.4%	$(14,743)	-0.7%

Insurance Brokerage
Commissions and Fees	$94,373	$78,217	$16,156	20.7%	$(14,438)	2.2%
Contingents and Overrides	2,313	5,040	(2,727)	-54.1%	(204)	-58.2%
Other Income	651	833	(182)	-21.8%	(101)	-34.0%

Total Revenues	$97,337	$84,090	$13,247	15.8%	$(14,743)	-1.8%

Specialized Benefits Services
Commissions and Fees	$2,966	$1,863	$1,103	59.2%	$—	59.2%
Contingents and Overrides	—	—	—	—	—	—
Other Income	3	251	(248)	-98.8%	—	-98.8%

Total Revenues	$2,969	$2,114	$855	40.4%	$—	40.4%

Corporate
Commissions and Fees	$—	$—	$—	—	$—	—
Contingents and Overrides	—	—	—	—	—	—
Other Income	46	43	3	7.0%	—	7.0%

Total Revenues	$46	$43	$3	7.0%	$—	7.0%

	For the Six Months Ended June 30,
	Revenues		Change		Adjustment for Net Acquired Businesses	Organic Growth
	2004	2003	Amount	Percent
	(Dollars in Thousands)
Consolidated
Commissions and Fees	$175,110	$151,224	$23,886	15.8%	$(19,272)	3.1%
Contingents and Overrides	15,835	14,571	1,264	8.7%	(1,616)	-2.4%
Other Income	2,232	3,011	(779)	-25.9%	(778)	-51.7%

Total Revenues	$193,177	$168,806	$24,371	14.4%	$(21,666)	1.6%

Insurance Brokerage
Commissions and Fees	$170,155	$144,457	$25,698	17.8%	$(19,272)	4.4%
Contingents and Overrides	15,835	14,571	1,264	8.7%	(1,616)	-2.4%
Other Income	2,049	1,632	417	25.6%	(778)	-22.1%

Total Revenues	$188,039	$160,660	$27,379	17.0%	$(21,666)	3.6%

Specialized Benefits Services
Commissions and Fees	$4,955	$6,767	$(1,812)	-26.8%	$—	-26.8%
Contingents and Overrides	—	—	—	—	—	—
Other Income	4	1,255	(1,251)	-99.7%	—	-99.7%

Total Revenues	$4,959	$8,022	$(3,063)	-38.2%	$—	-38.2%

Corporate
Commissions and Fees	$—	$—	$—	—	$—	—
Contingents and Overrides	—	—	—	—	—	—
Other Income	179	124	55	44.4%	—	44.4%

Total Revenues	$179	$124	$55	44.4%	$—	44.4%